As filed with the U.S. Securities and Exchange Commission on October 31, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Arcosa, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-5339416 (I.R.S. Employer Identification No.)

2525 N. Stemmons Freeway Dallas, Texas	75207-2401
(Address of Principal Executive Offices)	(Zip Code)

Arcosa, Inc.
2018 Stock Option and Incentive Plan
(Full title of the plan)

Bryan P. Stevenson
Chief Legal Officer
Arcosa, Inc.
2525 N. Stemmons Freeway, Dallas, Texas 75207-2401
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (972) 942-6500

Copies To:

Stephen F. Arcano, Esq.
Neil P. Stronski, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Phone (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	4,800,000	$28.60	$137,280,000.00	$16,638.34

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock, par value $0.01 per share (“Common Stock”) of Arcosa, Inc. (the “Company”), that may be issuable as a result of a stock split, stock dividend or similar transactions under the Arcosa, Inc. 2018 Stock Option and Incentive Plan (the “Plan”). Four million and eight hundred thousand (4,800,000) shares of Common Stock are authorized to be issued under the Plan, which will become effective on the date of the distribution of the outstanding shares of Common Stock by Trinity Industries, Inc. ("Trinity") to its stockholders.

(2)
In accordance with Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee based on the estimated book value of the Common Stock on November 1, 2018, the date on which all of the outstanding  shares of the Company are to be distributed by Trinity.  The book value per share was calculated based on the book value of the Company as of the most recent practicable date and the distribution ratio of one share of Common Stock for every three shares of Trinity common stock, applied to the number of shares of Trinity common stock outstanding as of 5:00 p.m. New York City Time on October 17, 2018, the record date for the distribution.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of four million and eight hundred thousand (4,800,000) shares of common stock, par value $0.01 per share (the “Common Stock”), of Arcosa, Inc. (the “Company”) that may be issued and sold pursuant to the Arcosa, Inc. 2018 Stock Option and Incentive Plan.

PART I

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) of the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Company with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

1.	The Company’s effective Registration Statement on Form 10 initially filed with the Commission on May 15, 2018 (as amended, the "Form 10");

2.	The Company’s Current Reports on Form 8-K filed on October 2, 2018 and October 18, 2018; and

3.
The description of the Common Stock contained in the Company’s Information Statement filed as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Company’s restated certificate of incorporation include such an exculpation provision. The Company’s restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at the Company’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Company’s restated certificate of incorporation and amended and restated bylaws also provide that the Company must indemnify and advance reasonable expenses to the Company’s directors and officers, subject to the Company’s receipt of an undertaking from the indemnified party as may be required under the DGCL. The Company’s restated certificate of incorporation expressly authorize the Company to carry directors’ and officers’ insurance to protect the Company, its directors, officers, and certain employees against certain liabilities.

The limitation of liability and indemnification provisions in the Company’s restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws.

The foregoing is only a general summary of certain aspects of Delaware law and the  Company’s restated certificate of incorporation and amended and restated bylaws dealing with indemnification of directors and officers and does not purport to be complete.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of Arcosa, Inc.*
3.2	Amended and Restated Bylaws of Arcosa, Inc.*
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).*
99.1	Arcosa, Inc. 2018 Stock Option and Incentive Plan.*

* Filed herewith.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 31, 2018.

ARCOSA, INC.

By:	/s/ Antonio Carrillo
	Name:	Antonio Carrillo
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Antonio Carrillo, Scott Beasley, Bryan Stevenson, and Yuki Whitmire, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Antonio Carrillo	President, Chief Executive Officer and Director	October 31, 2018
Antonio Carrillo	(Principal Executive Officer)

/s/ Scott Beasley	Vice President	October 31, 2018
Scott Beasley	(Principal Financial Officer)

/s/ Mary Henderson	Vice President	October 31, 2018
Mary Henderson	(Principal Accounting Officer)

/s/ Rhys Best	Director	October 31, 2018
Rhys Best

/s/ Joe Alvarado	Director	October 31, 2018
Joe Alvarado

/s/ David W. Biegler	Director	October 31, 2018
David W. Biegler

/s/ Ronald J. Gafford	Director	October 31, 2018
Ronald J. Gafford

/s/ John Lindsay	Director	October 31, 2018
John Lindsay

/s/ Douglas L. Rock	Director	October 31, 2018
Douglas L. Rock

/s/ Melanie Trent	Director	October 31, 2018
Melanie Trent

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